Exhibit 10.10(h)
FORM OF PERFORMANCE SHARE AWARD AGREEMENT
THIS AWARD AGREEMENT is made and entered into as of ###GRANT_DATE### (the “Date of Grant”), by and between Pinnacle West Capital Corporation (the “Company”), and ###PARTICIPANT_NAME### (“Employee”).
BACKGROUND
A.The Board of Directors of the Company (the “Board of Directors”) has adopted, and the Company’s shareholders have approved, the Pinnacle West Capital Corporation 2021 Long-Term Incentive Plan, as amended (the “Plan”), pursuant to which Performance Share Awards and Dividend Equivalent Awards may be granted to employees of the Company and its subsidiaries.
B.The Company desires to grant to Employee Performance Shares and Dividend Equivalents under the terms of the Plan.
C.Pursuant to the Plan, the Company and Employee agree as follows:
AGREEMENT
1.Grant of Award. Pursuant to action of the Committee, which was taken on the Date of Grant, the Company grants to Employee ###TOTAL_AWARDS### Performance Shares and related Dividend Equivalents. The Performance Shares granted under this Section 1 are referred to in this Award Agreement as the “Base Grant.”
2.Award Subject to Plan. This Performance Share Award and the related Dividend Equivalent Award are granted under and are expressly subject to all of the terms and provisions of the Plan, which terms are incorporated herein by reference, and this Award Agreement. In the event of any conflict between the terms and conditions of this Award Agreement and the Plan, the provisions of the Plan shall control.
3.Performance Period. The Performance Period for this Award begins January 1, 2026 and ends December 31, 2028.
4.Performance Metric. The actual number of Performance Shares to be paid to the Employee will be determined based on the Company’s performance in the performance metric relative to targets set forth in Schedule A.
5.Payment and Vesting.
(a)Performance Shares Payable in Stock. As soon as practicable in the fiscal year immediately following the end of the Performance Period, the Company will make the relevant determinations according to Schedule A and deliver to Employee one (1) share of the Company’s Stock for each then-outstanding Performance Share under this Award Agreement, subject to adjustments for the performance metric and targets pursuant to Schedule A. In no event will Employee be entitled to receive a number of Performance Shares greater than two hundred (200) percent of the Base Grant. The Stock payout, if any, will be made by March 15 of the calendar year following the end of the performance period. If such payment is not administratively practicable by March 15, in no event will such Stock payout be made later than the end of the calendar year following the end of the performance period. The Performance Shares granted under this Plan are intended to fit within the short-term deferral exception to Section 409A of the Code.
(b)Dividend Equivalents. When the Company declares a cash dividend on its Stock during the Performance Period, Employee will be credited with additional Performance Shares in satisfaction of the Dividend Equivalent Award made pursuant to Section 1. The number of additional Performance Shares credited to Employee shall be determined by dividing (i) the aggregate dollar amount of the dividends paid on the number of shares of Stock equal to the applicable Performance Shares granted to Employee pursuant to this Agreement by (ii) the Fair Market Value of one share of Stock on the dividend record date. No fractional Performance Shares will be credited. The Dividend Equivalent Award issued pursuant to this Section 5(b) will vest pursuant to the same vesting schedule as the underlying Performance Shares. Any

Performance Shares so credited pursuant to this Section 5(b) will be subject to the same terms and restrictions applicable to the Performance Share Award as provided in this Award Agreement. Vested Performance Shares in satisfaction of the Dividend Equivalent Award will be delivered to Employee at the same time as all other Performance Shares and payment for such Dividend Equivalent Award will be made in cash.
(c)Normal or Early Retirement, Death or Disability.
(i)In the case of Employee’s death or Disability, Employee shall be deemed to have been employed by the Company through the end of the Performance Period and Employee (or their estate) will receive the Stock, if any, to which Employee is entitled at the time specified in Section 5(a).
(ii)Provided that Employee either qualifies for “Early Retirement” or “Normal Retirement” under the Pinnacle West Capital Corporation Retirement Plan (the “Retirement Plan”), in the case of Employee’s Termination of Employment during the Performance Period other than Termination for Cause, Employee shall be entitled to receive a prorated portion of Stock, if any, that would have been earned had the Employee been employed by the Company through the end of the Performance Period, based on the number of months that the Employee was employed during the Performance Period at the time specified in Section 5(a). For purposes of calculating the amount of prorated Stock in this Section 5(c), Employee shall be deemed to have been employed in the month that he terminates employment.
(d)Termination Without Cause. If the Company terminates Employee’s employment without Cause, then (a) for employees other than the Chief Executive Officer (the “CEO”) of the Company, the CEO may, in the CEO’s sole discretion, determine whether any Performance Shares granted under this Agreement should vest, and (b) for the CEO, the Committee may, in its sole discretion, determine whether any Performance Shares granted under this Agreement should vest; provided, however, that neither the CEO nor the Committee is obligated to accelerate vesting and any determination will be made in accordance with the Plan and applicable law. Any Performance Shares that vest pursuant to this Section shall be delivered at the time specified in Section 5(a).
(e)Termination For Cause. Notwithstanding any other provision in this Section 5, in the event Employee is terminated for Cause, then regardless of Employee’s retirement, Early Retirement, Normal Retirement, death or Disability, Employee shall forfeit the right to receive any Stock hereunder that Employee would otherwise be entitled to receive following their date of termination. For purposes only of this Section 5(e), “Cause” means (A) embezzlement, theft, fraud, deceit and/or dishonesty by the Employee involving the property, business or affairs of the Company or any of its subsidiaries, or (B) an act of moral turpitude which in the sole judgment of the CEO, or the Committee in the case of the CEO’s termination for Cause, reflects adversely on the business or reputation of the Company or any of its subsidiaries or negatively affects any of the Company’s or any of its subsidiaries’ employees or customers.
(f)Disability. “Disability” has the meaning set forth for such term in the Retirement Plan.
(g)Impact on Retirement Plans. The value of the shares of Stock and related Dividend Equivalent Award distributed upon payment for the Performance Shares and Dividend Equivalents will be disregarded for purposes of calculating the amount of Employee’s benefit under any Company retirement plans.
6.Termination of Award. This Award Agreement will terminate and be of no further force or effect on the date that Employee is no longer employed by the Company or any of its subsidiaries, whether due to voluntary or involuntary termination, death, retirement, Disability, or otherwise, except as specifically set forth in Section 5 above or in Article 15 of the Plan. Employee will, however, be entitled to receive any Stock and Dividend Equivalents payable under Section 5 of this Award Agreement if Employee’s employment terminates after the end of the Performance Period but before Employee’s receipt of such Stock and Dividend Equivalents.

7.Section 409A Compliance. If the Company concludes, in the exercise of its discretion, that this Award is subject to Section 409A of the Code, the Plan and this Award Agreement shall be administered in compliance with Section 409A and each provision of this Award Agreement and the Plan shall be interpreted to comply with Section 409A. If the Company concludes, in the exercise of its discretion, that this Award is not subject to Section 409A, but, instead, is eligible for the short-term deferral exception to the requirements of Section 409A, the Plan and this Award Agreement shall be administered to comply with the requirements of the short-term deferral exception to the requirements of Section 409A and each provision of this Award Agreement and the Plan shall be interpreted to comply with the requirements of such exception. In either event, Employee does not have any right to make any election regarding the time or form of any payment due under this Award Agreement.
8.Tax Withholding. Employee is responsible for any and all federal, state, and local income, payroll or other tax obligations or withholdings (collectively, the “Taxes”) arising out of this Award. Employee shall pay any and all Taxes due in connection with a payout of Stock and related Dividend Equivalent Award hereunder by having the Company withhold cash or shares of Stock, as applicable, from such payout.
9.Continued Employment. Nothing in the Plan or this Award Agreement shall be interpreted to interfere with or limit in any way the right of the Company or its subsidiaries to terminate Employee’s employment or services at any time. In addition, nothing in the Plan or this Award Agreement shall be interpreted to confer upon Employee the right to continue in the employ or service of the Company or its subsidiaries.
10.Confidentiality. During Employee’s employment and after termination thereof, for any reason, Employee agrees that Employee will not, directly or indirectly, in one or a series of transactions, disclose to any person, or use or otherwise exploit for Employee’s own benefit or for the benefit of anyone other than the Company or any of its Affiliates any Confidential Information (as hereinafter defined), whether prepared by Employee or not; provided, however, that during the term of Employee’s employment, any Confidential Information may be disclosed (i) to officers, representatives, employees and agents of the Company and its Affiliates who need to know such Confidential Information in order to perform the services or conduct the operations required or expected of them in the business, and (ii) in good faith by Employee in connection with the performance of Employee’s job duties to persons who are authorized to receive such information by the Company or its Affiliates. Employee shall have no obligation to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically required by law; provided, however, that in the event disclosure is required by applicable law, Employee shall provide the Company with prompt notice of such requirement, prior to making any disclosure, so that it may seek an appropriate protective order.
Employee agrees that all Confidential Information of the Company and its Affiliates (whether now or hereafter existing) conceived, discovered or made by him during employment exclusively belongs to the Company or its Affiliates (and not to Employee). Employee will promptly disclose such Confidential Information to the Company and perform all actions reasonably requested by the Company to establish and confirm such exclusive ownership. For purposes of this Section 11, the term “Confidential Information” shall mean and include any information disclosed to Employee any time during Employee’s employment with the Company or its Affiliates or thereafter which is not generally known to the public, including, but not limited to, information concerning the Company’s or its Affiliates’ assets and valuations, business plans, methods of operation, management, information systems, procedures, processes, practices, policies, plans, programs, personnel and/or reports or other information prepared by appraisers, consultants, advisors, bankers or attorneys.
11.Restrictive Covenants.
(a)Non-Competition. Employee agrees that for a period of twelve (12) months following any Termination of Employment voluntarily by Employee (other than due to Disability), Employee shall not, without the prior written consent of the Company’s General Counsel, participate, whether as a consultant, employee, contractor, partner, owner (ownership of less than 5% of the outstanding stock of a publicly traded company will not be considered ownership under this provision), co-owner, or otherwise, with any business, corporation, group, entity or individual that is or intends to be engaged in the business activity of supplying electricity in any area of Arizona for which the Company or its Affiliates is authorized to supply electricity.
(b)Employee Non-Solicitation. Employee agrees that for a period of twelve (12) months following Employee’s Termination of Employment for any reason, Employee will not encourage, induce, or otherwise solicit, or actively assist any other person or organization to encourage, induce or otherwise solicit, directly or indirectly, any employee of the Company or any of its Affiliates to terminate their employment with the Company or its Affiliates, or otherwise interfere with the advantageous business relationship of the Company and its Affiliates with their employees.
(c)No Pledging or Hedging. Employee agrees that during the term of their employment, Employee will not pledge, margin, hypothecate, hedge, or otherwise grant an economic interest in any shares of Company stock received by Employee pursuant to this Award (net of shares sold or surrendered to meet tax withholding or exercise requirements). This restriction shall extend to the purchase or creation of any short sales, zero-cost collars, forward sales contracts, puts, calls, options or other derivative securities in respect of any shares of Company stock.
(d)Remedies. If Employee fails to comply with Sections 10 or 11 in a material respect, the Company may (i) cause any of Employee’s unvested Performance Shares and related Dividend Equivalents to be cancelled and forfeited, (ii) refuse to deliver shares of Stock or cash in exchange for vested Performance Shares or Dividend Equivalents, and/or (iii) pursue any other rights and remedies the Company may have pursuant to this Award Agreement or the Plan at law or in equity including, specifically, injunctive relief.
12.Cooperation with Government Agencies. Employee shall have no obligation to keep confidential any Confidential Information, if and to the extent disclosure of any such information is specifically permitted by law, because Employee is providing information to government investigatory or enforcement agencies, such as the Nuclear Regulatory Commission, Department of Labor, Equal Employment Opportunity Commission (or its state equivalent), National Labor Relations Board, the Occupational Safety and Health Administration (or its state equivalent) or the Securities and Exchange Commission. This Award Agreement also does not limit Employee’s ability to communicate with any government agency regarding matters within the agency’s jurisdiction or otherwise participate in any investigation or proceedings that may be conducted by such agency, including providing documents or other information without notice to the Company. Nothing in this Award Agreement shall prevent Employee from the disclosure of Confidential Information or trade secrets that: (i) is made: (a) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (b) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is permitted to be made, and is made, under seal. In the event that Employee files a lawsuit alleging retaliation by Company for reporting a suspected violation of law, Employee may disclose Confidential Information or trade secrets related to the suspected violation of law or alleged retaliation to Employee’s attorney and use the Confidential Information or trade secrets in the court proceeding if Employee or Employee’s attorney: (i) files any document containing Confidential Information or trade secrets, under seal if permitted; and (ii) does not disclose the Confidential Information or trade secrets, except pursuant to or in accordance with a court order. The Company provides this notice in compliance with federal law, including the Defend Trade Secrets Act of 2016.
13.Clawback. The Award will be subject to potential forfeiture or recovery to the extent called for by the Company’s Clawback Policy. The Clawback Policy may include such provisions as the Committee determines to be necessary or appropriate either to comply with any applicable law or listing standard or in light of Company ethics or other policies and practices. Specific requirements of the Clawback Policy may be adopted and amended at such times as the Committee determines in its discretion. By accepting an Award, Employee consents to the Clawback Policy and agrees to be bound by and comply with the Clawback Policy and to return the full amount required by the Clawback Policy. To satisfy any recoupment obligation arising under the Clawback Policy or otherwise under applicable laws, rules, or stock exchange listing standards, among other things, Employee expressly and explicitly authorizes the Company to issue instructions, on Employee’s behalf, to any brokerage firm or service provider engaged by the Company to hold any shares of Stock or other amounts required pursuant to the Award to re-convey, transfer or otherwise return such shares of Stock and/or other amounts to the Company upon the Company’s enforcement of the Clawback Policy.
14.Non-Transferability. Neither this Award nor any rights under this Award Agreement may be assigned, transferred, or in any manner encumbered except as provided in the Plan.
15.Definitions: Copy of Plan and Plan Prospectus. To the extent not specifically defined in this Award Agreement, all capitalized terms used in this Award Agreement will have the same meanings ascribed to them in the Plan. By signing this Award Agreement, Employee acknowledges receipt of a copy of the Plan and the related Plan prospectus.

16.Amendment. Except as provided below, any amendments to this Award Agreement must be made by a written agreement executed by the Company and Employee. The Company may amend this Award Agreement unilaterally, without the consent of Employee, if the change (i) is required by law or regulation, (ii) does not adversely affect in any material way the rights of Employee, or (iii) is required to cause the benefits under the Plan to qualify for favorable tax treatment either for the Company or Employee or to comply with the provisions of Section 409A of the Code and applicable regulations or other interpretive authority. Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 16.16 of the Plan.
17.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means will have the same effect as physical delivery of the paper document bearing an original signature
IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed, as of the Date of Grant, by an authorized representative of the Company and by selecting the “Accept” button, you are electronically signing this Award Agreement and agree your electronic signature is the legal equivalent of your manual signature on the Award Agreement.

PINNACLE WEST CAPITAL CORPORATION

By:
Its:
Date:	###GRANT_DATE###

SCHEDULE A-1
Total Shareholder Return Performance Metric
1.Total Shareholder Return Definition. “Total Shareholder Return” for the Performance Period is the measure of a company’s stock price appreciation plus any dividends paid during the Performance Period. Only those companies that were included in the Edison Electric Institute Index (the “Growth Index”) in each of the years of the Performance Period will be considered. Total Shareholder Return for the Company and the companies in the Growth Index will be determined using the Daily Comparative Return as calculated by Bloomberg (or other independent third-party data system). If the Growth Index is discontinued, the Committee shall select the most comparable index then in use for the sector comparison. In addition, if the sector comparison is no longer representative of the Company’s industry or business, the Committee shall replace the Growth Index with the most representative index then in use. Once the Total Shareholder Returns of the Company and all relevant companies in the Growth Index have been determined, the member companies will be ranked from greatest to least. Percentiles will be calculated (interpolated from 0% to 100%) based on a company’s relative ranking. Percentiles will be carried out to one (1) decimal place. If the Company is not in the Growth Index, then its percentile will be interpolated between the companies listed in the relative ranking. Calculations for the Total Shareholder Return performance metric will be verified by the Company’s internal auditors.

2.Performance Criteria and Adjustments. The Base Grant will increase or decrease based upon the Company’s “Total Shareholder Return” as compared to the Total Shareholder Return of the companies in the Growth Index during the Performance Period, as follows:

If the Company’s Total Shareholder Return Over the Performance Period as Compared to the Total Shareholder Return of the Companies in the Growth Index is:	The Number of Performance Shares will be:
90th Percentile or greater	200% of Base Grant (Maximum)
[50th][55th] Percentile	100% of Base Grant (Target)
25th Percentile	25% of Base Grant (Threshold)
Less than 25th Percentile	No Payout
If intermediate percentiles are achieved, the number of Performance Shares awarded will be interpolated (partial shares will be rounded down to the nearest whole share when applicable). In no event will Employee be entitled to receive a number of Performance Shares greater than two hundred (200) percent of the Base Grant.

SCHEDULE A-2
Average Earnings Per Share Performance Metric
1.Earnings Per Share Definition. “Earnings Per Share” for the Performance Period is the earnings per share from continuing operations, diluted. The Committee may adjust Earnings Per Share and may make other changes deemed necessary or appropriate due to unanticipated events that arise during the Performance Period or unusual or nonrecurring adjustments on actual earnings that arise during the Performance Period, including without limitation, ACC rate-related impacts on earnings. The percentage of Earnings Per Share relative to the approved target will be carried out to one (1) decimal place. Calculations for the Average Earnings Per Share performance metric will be verified by the Company’s internal auditors.

2.Performance Criteria and Adjustments. The Base Grant will increase or decrease based upon the Company’s Average “Earnings Per Share” relative to a target approved annually by the Committee over the Performance Period, as follows:

If the Company’s Average Earnings Per Share Performance as a Percentage of the Target is:	The Number of Performance Shares will be:
110.0%	200% of Base Grant (Maximum)
100.0%	100% of Base Grant (Target)
95.0%	25% of Base Grant (Threshold)
Less than 95.0%	No Payout
If intermediate percentiles are achieved, the number of Performance Shares awarded will be interpolated (partial shares will be rounded down to the nearest whole share when applicable). In no event will Employee be entitled to receive a number of Performance Shares greater than two hundred (200) percent of the Base Grant.

SCHEDULE A-3
Reliability and Affordability Performance Metric
1.Reliability and Affordability Performance Metric Definition. The Reliability and Affordability performance metric will be based on two components:
(a)Reliability Component. “Reliabiltiy Component” is Arizona Public Service Company’s (“APS”) cumulative three-year System Average Interruption Frequency Index (All Interruptions) (“SAIFI”) during the Performance Period, as calculated by APS, relative to the Performance Equivalent (as defined herein), which will be determined using data provided by Edison Electric Institute (“EEI”) regarding the SAIFI of the participating companies. The “Performance Equivalent” shall be derived (i) by calculating the average top decile, 1st quartile and 3rd decile SAIFI during the most recent ten years of reported SAIFI data available, and (ii) multiplying each result by 3. The Performance Equivalent will be approved by the Committee. The percentage of the Reliability Component relative to the approved Performance Equivalent will be carried out to one (1) decimal place.
(b)Affordability Component. “Affordability Component” is the average of APS’s annual cost in cents per kilowatt-hour (“kWh”) during the Performance Period for residential customers relative to the annual cost in cents/kWh during the Performance Period of EEI operating companies whose parent Investor-Owned Utility has an aggregate total of at least 500,000 residential customers, using data provided by the Energy Information Administration (“EIA”). The annual cost for residential customers in cents/kWh for each year of the Performance Period will be determined based off data provided by EIA. Annual results for APS and the applicable companies will then be ranked from least to greatest, and percentiles will be calculated (interpolated from 0% to 100%) based on a company’s relative ranking. Percentiles will be carried out to one (1) decimal place.
If EEI or EIA discontinue providing the data specified in Section 1 herein, if the peer group is no longer representative, or if data for a given year or operating company is not available or is not provided in a timely manner, the Committee shall select a data source or peer group or other alternative that, in their judgment, provides the most comparable and/or practicable alternative to the data provided by EEI and EIA, respectively. Calculations for the Reliabiltiy Component and Affordability Component will be verified by the Company’s internal auditors.

2.Performance Criteria and Adjustments. Any increase or decrease in the Base Grant will be determined by adding the resulting payout percentages for each of the Reliability Component as calculated in Section 2(a) herein and the Affordability Component as calculated in Section 2(b) herein and multiplying the sum by the Base Grant.

(a)Reliability Component (50% Weight). Fifty percent (50%) of the Award value is allocated to the Reliability Component, as follows:

If APS’s cumulative three-year SAIFI Performance as compared to the Performance Equivalent Is:	Percentage of Target
Top Decile or Greater	100% (Maximum)
1st Quartile	50% (Target)
3rd Decile	25% (Threshold)
Less than 3rd Decile	No Payout

(b)Affordability Component (50% Weight). Fifty percent (50%) of the Award value is allocated to the Affordability Component, as follows:

If APS’s average annual cost (cents/kWh) Over the Performance Period as Compared to those of the Applicable EEI Operating Companies Is:	Percentage of Target
75th Percentile or greater	100% (Maximum)
50th Percentile	50% (Target)
25th Percentile	25% (Threshold)
Less than 25th Percentile	No Payout
In each case of the Reliability Component and Affordability Component, if intermediate performance levels are achieved between the tiers listed above in this Section 2, the number of Performance Shares awarded will be interpolated (partial shares will be rounded down to the nearest whole share when applicable). In no event will Employee be entitled to receive a number of Performance Shares pursuant greater than two hundred percent (200%) of the Base Grant.